EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, of our report dated March 15, 2006 on the financial statements of eMagin Corporation as of December 31, 2005 and 2004 and for each of  the three years in the period ended December 31, 2005, which included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern included in its Annual Report on Form 10-K.  In addition, we consent to the reference to our firm as "Experts" in the above Form S-3.

/s/ Eisner LLP

New York, New York

August 16, 2006